Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth certain unaudited pro forma combined consolidated financial information giving effect to Agenus Inc.'s ("Agenus" or the "Company") acquisition of 4-Antibody AG ("4-AB").

The unaudited pro forma combined statement of operations for the year ended December 31, 2013 ("Pro Forma Statement of Operations") gives effect to Agenus' acquisition, as discussed in Note 1, as if such acquisition had occurred on January 1, 2013, combining the results of Agenus and 4-AB for the year ended December 31, 2013. The pro forma combined balance sheet as of December 31, 2013 ("Pro Forma Balance Sheet") gives effect to the acquisition as if it had occurred on December 31, 2013, combining the balance sheets of Agenus and 4-AB. The Pro Forma Statement of Operations and the Pro Forma Balance Sheet are hereafter collectively referred to as the "Pro Forma Financial Information". The Pro Forma Financial Information is unaudited and does not purport to represent (i) what Agenus' consolidated results of operations would have been if the 4-AB acquisition had occurred on January 1, 2013, or what those results will be for any future periods; or (ii) what Agenus' consolidated balance sheet would have been if the 4-AB acquisition had occurred on December 31, 2013.

The Pro Forma Financial Information is based upon the historical consolidated financial statements of Agenus and the historical financial statements of 4-AB and certain adjustments which Agenus believes are reasonable, to give effect of the 4-AB acquisition. The pro forma adjustments and Pro Forma Financial Information included herein were prepared using the acquisition method of accounting for the business combination. The pro forma adjustments are based on preliminary purchase price allocation whereby the consideration given to the 4-AB stockholders was allocated to the assets acquired and liabilities assumed, based on their estimated fair values. The preliminary allocation is based on certain assumptions that Agenus believes are reasonable under the circumstances. Actual adjustments will be based on the final purchase price allocation based on analyses of fair values of identifiable tangible and intangible assets, estimates of useful lives of tangible and intangible assets, which will be completed after Agenus completes its valuation and assessment process using all available data. Differences between the preliminary and final purchase price allocation could have a material impact on the accompanying unaudited pro forma consolidated financial statements and Agenus' future results of operations and financial position. The purchase price allocation is considered preliminary and subject to change pending completion and review by Agenus of certain information it believes is necessary to finalize the acquisition accounting, as noted in Note 2 to the Pro Forma Financial Information.

The Pro Forma Financial Information has been compiled from the following sources with the following unaudited adjustments:

•
U.S. GAAP financial information for Agenus has been extracted without adjustment from Agenus' audited consolidated financial statements for the year ended December 31, 2013 contained in Agenus' Annual Report on Form 10-K filed with the Securities Exchange Commission on March 7, 2014.

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The financial information for 4-AB has been prepared in accordance with International Financial Reporting Standards ("IFRS") and extracted without adjustment from 4-AB's audited Statement of Comprehensive Income for the year ended December 31, 2013 and audited Statement of Financial Position as of December 31, 2013. These financial statements were originally prepared using Swiss francs as the reporting currency, and have been translated into U.S. dollars in the Pro Forma Financial Information using the methodology and the exchange rates noted below.

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Certain adjustments have been made to convert the 4-AB IFRS financial information to U.S. GAAP, to align those policies with Agenus' U.S. GAAP accounting policies, and to allocate the purchase consideration to the estimated fair values of assets acquired and liabilities assumed. The basis of these adjustments is explained in the notes to the Pro Forma Financial Information.

Agenus translated the financial information from 4-AB into U.S. dollars. Based upon its review of 4-AB's historical financial statements and understanding of the differences between U.S. GAAP and IFRS, Agenus is not aware of any further adjustments that it would need to make to 4-AB's historical financial statements relating to foreign currency translation.

The historical financial information and pro forma adjustments in the Pro Forma Financial Information have been translated from Swiss francs to U.S. dollars using historic exchange rates. The average exchange rates applicable to 4-AB during the period presented in the Pro Forma Statement of Operations and the period end exchange rate for the Pro Forma Balance Sheet are as follows:

		CHF/USD
As of December 31, 2013	Period end spot rate	$1.12
Year ended December 31, 2013	Average spot rate	$1.08

The unaudited Pro Forma consolidated financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of Agenus Inc. in its 2013 Annual Report on Form 10-K and the historical financial statements of 4-AB contained herein.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2013
	Agenus Inc.	4-Antibody AG					Agenus Inc.
	(in USD)	(in CHF)		(in USD)	Pro Forma and GAAP adjustments	Note 3	Pro Forma

ASSETS

Cash & cash equivalents	$27,351,969	Fr.	1,117,154	$1,254,564	—		$28,606,533
Accounts receivable	1,200	—		—	—		1,200
Prepaid expenses	658,412	92,885		104,310	106,901	(h)	869,623
Other current assets	162,997	166,167		186,606	—		349,603
Deposits	—	58,943		66,193	(66,193)	(h)	—
Government grant assets	—	36,249		40,708	(40,708)	(h)	—

Total current assets	28,174,578	1,471,398		1,652,381			29,826,959

Plant and equipment, net	2,784,845	942,610		1,058,551	346,166	(b)	4,189,562
Goodwill	2,572,203	—		—	15,978,340	(c)	18,550,543
In-process research and development	—	—		—	2,100,000	(c)	2,100,000
Intangibles	—	—		—	5,890,000	(c)	5,890,000
Other long-term assets	1,303,855	—		—	—		1,303,855
Total assets	$34,835,481	Fr.	2,414,008	$2,710,932			$61,860,919

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current portion, long-term debt	$3,518,550	Fr.	4,467,083	$5,016,534	(3,874,534)	(e)	$4,660,550
Current portion, deferred revenue	1,660,679	2,501,986		2,809,730	86,828	(d)	4,557,237
Accounts payable	834,740	265,175		297,792	—		1,132,532
Accrued liabilities	4,215,221	1,507,934		1,693,410	(365,438)	(e)	5,543,193
Other current liabilities	66,683	621,488		697,931	—		764,614

Total current liabilities	10,295,873	9,363,666		10,515,397			16,658,126

Notes	5,347,690	—		—	—		5,347,690
Deferred revenue	3,193,809	46,814		52,572	(49,683)	(d)	3,196,698
Contingent royalty consideration	18,799,141	—		—	—		18,799,141
Other long-term liabilities	1,679,671	212,000		238,076	(236,550)	(e)	1,681,197
Employee benefit obligation	—	370,000		415,510	—		415,510
Contingent consideration	—	—		—	9,721,000	(f)	9,721,000
Deferred tax liability	—	—		—	420,000	(e)	420,000

STOCKHOLDERS' DEFICIT

Series A-1 convertible preferred stock	316	—		—	—		316
Series B2 preferred stock	31	—		—	—		31
Share capital - preferred stock	—	953,666		1,070,967	(1,070,967)	(g)	—
Common stock, par value $0.01 per share	363,912	114,700		128,808	(95,467)	(a)(g)	397,253
Additional paid-in-capital	644,571,866	15,076,350		16,930,741	(6,861,822)	(a)(g)	654,640,785
Treasury Stock, at cost	(324,792)			—	—		(324,792)
Accumulated deficit	(649,092,036)	(24,147,405)		(27,117,536)	27,117,536	(g)	(649,092,036)
Other comprehensive income	—	424,217		476,397	(476,397)	(g)	—

Total stockholders' deficit	(4,480,703)	(7,578,472)		(8,510,623)			5,621,557

Total liabilities and stockholders' deficit	$34,835,481	Fr.	2,414,008	$2,710,932			$61,860,919

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2013

Agenus Inc. consolidated December 31, 2013	4-Antibody AG December 31, 2013	Agenus Inc. Pro Forma
(in USD)	(in CHF)	(in USD)	Pro Forma and GAAP adjustments	Note 3
Revenue:
Service revenue	$1,417,864	Fr.	—	$—	$1,417,864
Research and development revenue	1,627,343	4,281,045	4,619,248	(944,125)	(i)	5,302,466
Rental income	—	35,200	37,981	(37,981)	(h)	—
Grant revenue	—	178,374	192,466	—	192,466
Total revenues	3,045,207	4,494,619	4,849,695	6,912,796

Operating expenses:
Cost of revenue	(536,118)	—	—	—	(536,118)
Research and development	(13,005,366)	—	(5,493,044)	(h)(j)(k)	(18,498,410)
General and administrative	(14,483,835)	(2,619,368)	(2,826,298)	867,055	(h)(l)	(16,443,078)
Personnel expenses	—	(3,757,303)	(4,054,130)	4,054,130	(h)	—
Cost of Material	—	(855,475)	(923,058)	923,058	(h)	—
Third party research and development	—	(209,968)	(226,555)	226,555	(h)	—
Depreciation expense	—	(505,213)	(545,125)	545,125	(h)	—
Operating loss	(24,980,112)	(3,452,708)	(3,725,471)	(28,564,810)
Other income (expense):
Non-operating (loss) income	(2,672,759)	19,185	20,701	(20,701)	(h)	(2,672,759)
Interest expense	(2,427,729)	(441,685)	(476,578)	—	(2,904,307)
Interest income	7,931	—	—	—	7,931
Net loss	(30,072,669)	(3,875,208)	(4,181,348)	(34,133,945)
Dividends on convertible preferred stock	(3,159,782)	—	—	(3,159,782)
Net loss attributable to common stockholders	$(33,232,451)	Fr.(3,875,208)	$(4,181,348)	$(37,293,727)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$(1.12)	$(1.13)
Weighted average number of common shares outstanding, basic and diluted	29,765,547	33,090,491

1.    4-Antibody Acquisition
On January 10, 2014, Agenus Inc. (the “Company”) entered into a Share Exchange Agreement (the “Exchange Agreement”) providing for the acquisition by the Company of all of the outstanding capital stock of 4-Antibody AG, a joint stock company formed under the laws of Switzerland (“4-AB”), from the shareholders of 4-AB (the “4-AB Shareholders”). The transaction closed on February 12, 2014 (the "Closing Date"). In exchange for their shares, the 4-AB Shareholders received 3,334,079 shares of common stock of the Company payable upon closing and valued at $10.1 million, plus contingent milestone payments, payable in cash or shares of common stock of the Company, as follows (i) $20 million upon the closing market capitalization of the Company exceeding $300 million for ten consecutive trading days prior to the earlier of (a) the fifth anniversary of the Closing Date (b) the sale of the Company or (c) the sale of 4-AB, (ii) $10 million upon the closing market capitalization of the Company exceeding $750 million for 30 consecutive trading days prior to the earlier of (a) the tenth anniversary of the Closing Date (b) the sale of the Company or (c) the sale of 4-AB, and (iii) $10 million upon the closing market capitalization of the Company exceeding $1,000 million for 30 consecutive trading days prior to the earlier of (a) the tenth anniversary of the Closing Date (b) the sale of the Company or (c) the sale of 4-AB.

2.    Purchase Price Allocation
The purchase price of approximately $19.8 million has been allocated to the tangible and intangible assets acquired and liabilities assumed. The fair value estimate of assets acquired and liabilities assumed is pending completion and final review by our management. Primary areas yet to be finalized include the fair value of certain tangible assets acquired and liabilities assumed, and the valuation of intangible assets acquired. The final purchase price allocation may differ from that presented below due to adjustments that may result from completion of the valuation of 4-AB's intangible assets.
The components and preliminary allocation of the purchase price consists of the following (in thousands):

Consideration transferred:
Agenus common stock	$10,102
Contingent consideration (related to future milestone obligations)	9,721
Total consideration		$19,823
Book value of net assets	$(8,511)
Pre-Acquisition conversion of convertible notes	4,563
Adjusted book value of net assets	(3,948)
Fair value and other adjustments:
Fixed assets	346
Deferred revenue	(37)
Other liabilities	182
Convertible notes	(688)
Fair value of tangible net assets acquired		(4,145)
Fair value of intangible assets acquired		7,990
Total fair value of assets acquired and liabilities assumed		$3,845
Goodwill		$15,978

3.    Pro forma Adjustments
The following adjustments were applied to Agenus' historical consolidated financial statements and those of 4-AB to arrive at the Pro Forma Consolidated Financial Information.
(a) To record the shares issued for the purchase of all of the outstanding shares of capital stock of 4-AB.
(b) To record an adjustment to the fair value of property and equipment acquired.
(c) To record the fair value of indefinite-lived and finite lived intangible assets acquired.
(d) To record the fair value of deferred revenue.

(e) To record the fair value of liabilities assumed; to adjust for notes converted pre- acquisition; to adjust for certain exit liabilities included in contingent consideration; and to record a deferred tax liability related to acquisition accounting.
(f) To record the fair value of contingent consideration issued by Agenus in connection with its acquisition of 4-AB.
(g) Elimination of 4-AB's stockholders’ deficit.
(h) Reclassification to conform to Agenus presentation.
(i) To adjust revenue balance to conform to US GAAP
(j) To record the amortization of intangible assets acquired based on preliminary fair values and useful lives for the finite lived intangibles acquired of between 3 and 15 years.
(k) To record depreciation expense following the acquisition date step-up in fair value of the fixed assets acquired. For purposes of these unaudited pro forma information we have reflected the estimated additional depreciation expense entirely within research and development expense.
(l) To eliminate acquisition-related costs included in the historical financial statements but not expected to have a continuing impact on the results of the combined entity.